TBS International Limited Announces the Acquisition of a Handymax Bulk Carrier Expanding its Fleet to 44 Vessels

HAMILTON, BERMUDA – April 21, 2008 - TBS International Limited (NASDAQ: TBSI) announced today that it has entered into an agreement to acquire the M.V. North Star, to be renamed the M.V. Houma Belle, a 1985 built, 42,219 dwt handymax bulk carrier. TBS agreed to acquire the vessel charter free for $34.0 million with expected delivery in June 2008.

Following this acquisition, TBS' fleet will comprise 44 vessels in total, with an aggregate of 1,310,719 dwt, consisting of 23 multipurpose tweendeckers and a combination of 21 handysize and handymax bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated:
“We are very pleased to announce the acquisition of the M.V. Houma Belle, which expands our drybulk fleet to 21 vessels and our total fleet to 44 vessels. This acquisition reflects our strategy to identify the needs of our customers and in turn acquire a diversified fleet to meet those needs. The addition of this vessel will enhance our ability to generate strong revenues and take advantage of the strength in the shipping market.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com